Exhibit 12.1

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                             Year Ended December 31,
                                                         ------------ ------------ ------------ ------------ ------------
                                                             1999         1998         1997         1996         1995
                                                         ------------ ------------ ------------ ------------ ------------
                                                                       (amounts in thousands)
Net income                                                    $   961     $  3,353     $  2,808     $  1,360    $  1,881
Provision for income taxes                                        602        1,442        1,332          680       1,078
Fixed charges including interest on deposits (1)               14,308       14,221       12,626       11,343      10,157
                                                         ------------ ------------ ------------ ------------ ------------
Total                                                          15,871       19,016       16,766       13,383      13,116

Fixed charges excluding interest on deposits (2)                  732          270          334          342         460

Ratio of earnings to fixed charges:
  Excluding interest on deposits (3)                             3.14        18.76        13.40         6.96        7.43
  Including interest on deposits (4)                             1.11         1.34         1.33         1.18        1.29

__________________
(1) Fixed charges including interest on deposits is equal to gross interest expense.
(2) Fixed charges excluding interest on deposits consist of interest on advances from the FHLB of Atlanta.
(3) Ratio of earnings to fixed charges excluding interest on deposits is computed by dividing the total of net income, provision for income taxes, and fixed charges excluding interest.
(4) Ratio of earnings to fixed charges including interest on deposits is computed by dividing the total of net income, provision for income taxes, and fixed charges including interest on deposits by fixed charges including interest on deposits.